[Perficient, Inc. Letterhead]

August 25, 2009

VIA EDGAR AND FACSIMILE 703-813-6981

Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Mail Stop 4561
Washington, D.C.  20549

Attention:  Patrick Gilmore, Accounting Branch Chief

Re:          Perficient, Inc.
Form 10-K for Fiscal Year Ended December 31, 2008
Filed March 6, 2009
Form 10-Q for the Quarterly Period Ended June 30, 2009
Filed August 5, 2009
Form 8-K filed August 5, 2009
File No. 001-15169

  Dear Mr. Gilmore:

           We refer to your letter dated August 24, 2009 which sets forth the comments of the staff of the Securities and Exchange Commission (the “Staff”) regarding the above referenced filings of Perficient, Inc. (the “Company”).  The Company intends to respond to the Staff’s comments on or before September 18, 2009.  If you have any questions, please do not hesitate to call the undersigned at (314) 529-3551.

Very truly yours,

                                                                           PERFICIENT, INC.

By: /s/ Paul E. Martin
Paul E. Martin
Chief Financial Officer

cc:           Thomas E. Proost, Thompson Coburn LLP